UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2007
Discover Card Master Trust I

(Exact name of issuing entity as specified in charter)
Discover Bank

(Exact name of sponsor and depositor as specified in charter)

Delaware	000-23108	51-0020270

(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

c/o Discover Bank 12 Read’s Way New Castle, Delaware	19720

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 323-7434
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On April 16, 2007, Discover Bank as Master Servicer, Servicer and Seller, U.S. Bank National Association as Trustee and certain other parties named therein entered into an omnibus amendment (the “Amendment”) of, among other things, the Certificate Purchase Agreement, dated as of November 29, 2005, as amended, among Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee and the purchasers named therein, and the Series Supplement, dated as of November 29, 2005, as amended (the “Series Supplement”), for Series 2005-A between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee. Pursuant to the Amendment, on April 16, 2007, the facility limit of the Series 2005-A Class A Certificates (the “Class A Certificates”) representing the maximum series investor interest of the Class A Certificates was increased from $1,000,000,000 to $2,000,000,000. Concurrently, the class invested amount in the Class A Certificates was increased from $750,000,000 to $1,000,000,000 (such increase, the “Increased Interest”), and such Increased Interest was sold at par value, with no applicable underwriting discounts or commissions. The Class A Certificates were sold to two purchasers in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as amended. The Class A Certificates constitute a single class. The Increased Interest has a term of nineteen months and an expected maturity date of November 17, 2008. Interest to be paid on the Class A Certificates will be a floating rate which will generally be related to the pass-through costs of the purchaser’s commercial paper program, plus a margin, but may be based on Euribor or the prime rate in limited circumstances. The series termination date will be May 17, 2011, unless extended in accordance with the Series Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Discover Bank (as Depositor of Discover Card Master Trust I)
Date: April 16, 2007	By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Treasurer